UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 1, 2008

MERRIMAN CURHAN FORD GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15831 (Commission File Number)	11-2936371 (IRS Employer Identification No.)

600 California Street, 9th Floor, San Francisco, California ( Address of Principal Executive Offices)	94108 (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Merriman Curhan Ford Group, Inc. announced today that in addition to the civil lawsuits referred to in the Form 8-K filing made on June 5, 2008, its subsidiary Merriman Curhan Ford & Co. (“the Firm”) has been served with three additional lawsuits filed by third-party lenders against the Firm and others arising out of loans made by them to William J. Del Biaggio III. In total, the six lawsuits filed and served on the Firm to date allege damages in excess of $33 million. The Firm anticipates at least one additional lawsuit will be filed against it by a lender to Del Biaggio with a claim believed to be in the range of $10 million.

As with the previous suits, the lenders allege that Del Biaggio defaulted on loans that were collateralized by several of the Firm’s retail client securities accounts under account control agreements allegedly executed by a former Firm employee. On the basis of these allegations, the lenders assert various claims against the Firm and others. The Firm believes it has valid defenses and will defend these cases vigorously. If any account control agreement alleged in these cases was in fact executed by the former employee, the former employee did so without authority or approval of the Firm.

The Firm also has been named in a lawsuit brought by a lender to Del Biaggio alleging that the Firm entered into an account control agreement for an account that Del Biaggio had previously pledged to another lender.  The account pledged was in the name of Del Biaggio.  Plaintiff has brought claims for, among other things, fraud arising out of the failure to disclose the alleged previous pledge.  Plaintiff alleges damages in the amount of $1.75 million.  The Firm believes it has valid defenses and will defend this case vigorously.

In addition to the lawsuits identified above, the Firm has been named in three separate lawsuits in which plaintiffs allege, among other things, fraud based on a former employee of the Firm having induced plaintiffs into making loans to Del Biaggio and certain related entities including Sand Hill Capital Partners III. These matters do not involve account control agreements. Plaintiffs in these lawsuits allege damages in excess of $4 million. In one of these lawsuits, the lender-plaintiff was a former client of the Firm. Other clients also may have made loans to Del Biaggio and Sand Hill Capital Partners III. If the former employee in fact induced any Firm client into making these loans, he acted without authority or approval by the Firm. The Firm believes that these three cases are without merit and it intends to defend them vigorously.

The Firm continues to cooperate with the SEC and United States Attorney related to these events and other matters, as previously disclosed.

On June 6, 2008, Del Biaggio declared voluntary Chapter 11 bankruptcy. The matter is currently pending in the Bankruptcy Court for the Northern District of California. On June 23, Del Biaggio made a filing in the bankruptcy matter listing total assets of $53,869,057.70 and liabilities of $88,435,604.00. Del Biaggio indicated in a separate filing that his financial disclosures may contain material errors. Each lender that has brought suit against the Firm in the cases mentioned above has been identified as a creditor in the bankruptcy matter. The Firm believes that these lenders may have recourse through the bankruptcy process, and any amounts recovered in the bankruptcy matter may reduce the amount of the lenders’ claims against the Firm in the civil lawsuits.

The Firm has completed a thorough examination of its underlying business model. As a result of this examination, the firm will continue to focus on growing its recurring revenue business lines, as well as strengthen its core institutional brokerage and investment banking business units. It has begun to phase out its high-net-worth client retail brokerage business. The high-net-worth client business accounted for less than 1% of the Firm’s revenue in 2007. These steps address changing marketplace conditions and will allow the Firm to further concentrate on serving institutional and corporate clients and to provide additional resources to support its ethical, hardworking and talented workforce.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAN CURHAN FORD GROUP, INC.

Date: August 1, 2008	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer